SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): March 7, 2002




                        CITIZENS COMMUNICATIONS COMPANY
             (Exact name of Registrant as specified in its charter)


            Delaware                      001-11001              06-0619596
  (State or other jurisdiction          (Commission           (I.R.S. Employer
       of incorporation)                File Number)         Identification No.)

                                3 High Ridge Park
                           Stamford, Connecticut 06905
               (Address of Principal Executive Offices) (Zip Code)

                                 (203) 614-5600
               (Registrant's Telephone Number, Including Area Code)



                           No Change Since Last Report
                 ----------------------------------------------
          (Former name or former address, if changed since last report)

Item 7.  Financial Statements, Exhibits

     (c) Exhibits

     99.1 Press Release of Citizens Communications Company released March 7, 2002 announcing earnings for the year and quarter ended December 31, 2001.

                                    SIGNATURE
                                    ---------




Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                         CITIZENS COMMUNICATIONS COMPANY
                         -------------------------------
                                  (Registrant)




                         By: /s/   Robert J. Larson
                            -----------------------
                            Robert J. Larson
                            Vice President and Chief Accounting Officer



Date: March 7, 2002

                                            Citizens Communications
                                            3 High Ridge Park
                                            Stamford, CT 06905
                                            203.614.5600
                                            Web site: www.czn.net

FOR IMMEDIATE RELEASE

Contact:
Brigid M. Smith
Assistant Vice President
Corporate Communications
203.614.5042
bsmith@czn.com

                         Citizens Communications Reports
               2001 Year-End and Fourth-Quarter Financial Results

Stamford, Conn., March 7, 2002 -- Citizens Communications (NYSE:CZN, CZB) today reported financial results for the year and quarter ended December 31, 2001. The following information should be read in conjunction with our financial statements and footnotes contained in our Form 10-K to be filed with the Securities and Exchange Commission.

Consolidated revenue for 2001 was $2.46 billion, up 36 percent from $1.80 billion in 2000. Consolidated fourth-quarter revenue was $665.8 million, an increase of 38 percent above 2000 fourth-quarter consolidated revenue of $482.3 million.

Operating income from continuing operations was $233.0 million for 2001, an increase of $111.2 million or 91 percent above 2000 operating income of $121.8 million. Fourth-quarter 2001 operating income was $26.4 million, 296 percent above 2000 fourth-quarter operating income of $6.7 million. Operating income reflects the impact of the write down of Global Crossing receivables, assimilation and restructuring expenses and the acceleration of depreciation of certain assets related to restructuring which are described below.

EBITDA from continuing operations was $865.4 million for 2001, an increase of 70 percent above 2000 EBITDA of $509.4 million. Fourth-quarter 2001 EBITDA was $245.0 million, 112 percent above 2000 fourth-quarter EBITDA of $115.8 million. EBITDA is operating income plus depreciation and amortization. EBITDA is a measure commonly used to analyze companies on the basis of operating performance. EBITDA is not a measure of financial performance nor is it an alternative to cash flow as a measure of liquidity and may not be comparable to similarly titled measures of other companies.

Consolidated net loss for 2001 was $89.7 million, and net loss per share was 38 cents, compared to last year's consolidated net loss of $28.4 million and 11 cents per share. Net loss for 2001 included: the pre-tax gain of $139.3 million from the sale of gas operations in Louisiana; the write down of Global Crossing receivables of $21.2 million as a result of Global Crossing filing for bankruptcy; the recognition of a $79.0 million loss resulting from the decline in value of the company's investment in Adelphia Communications; extraordinary after tax expense of $43.6 million related to discontinuation of the application of Statement of Financial Accounting Standard No. 71 (FAS 71); restructuring expenses of $19.3 million related to the company's plans to close its Sacramento call center by the end of this month and its operations support center in Plano, Texas by April 2002 and restructuring expenses at Electric Lightwave, Inc.; and acquisition assimilation expense of $21.4 million related to the completed acquisitions, representing incremental costs incurred in advance of the respective acquisitions which are solely related to the preparation for businesses to be acquired.

Fourth-quarter 2001 net loss was $108.3 million or 39 cents per share, compared to a net loss of $40.2 million or 15 cents per share in the fourth quarter of 2000.

Telecommunications - Incumbent Local Exchange Carrier Segment ("ILEC Segment")

2001 revenue from the company's ILEC Segment was $1.59 billion, up 65 percent from $963.7 million for 2000. Acquisitions of approximately 334,500 telephone access lines completed at various times during the second half of 2000 and the acquisition on June 29, 2001 of Frontier Corp.'s approximately 1.1 million lines accounted for $569.8 million of the increase. The remainder is the result of internal growth. Excluding acquisitions, 2001 ILEC Segment revenue grew by 6 percent. Fourth-quarter 2001 revenue from this segment was $510.7 million, up 94 percent from $263.3 million for the 2000 fourth quarter. Acquisitions accounted for $219.5 million of this increase.

On a GAAP reporting basis, ILEC Segment operating income for 2001 was $221.0 million, up 40 percent from $157.9 million for 2000 and EBITDA for 2001 was $766.2 million, up 76 percent from $434.1 million for 2000. However, one-time nonrecurring charges impacting both operating income and EBITDA totaled $57.7 million for 2001 and $39.9 million for 2000. These charges consisted of the write down of Global Crossing receivables in 2001 and assimilation and restructuring expenses in both years. Operating income also reflected accelerated depreciation of $22.0 million in 2001 related to the change in useful lives of certain assets resulting from our restructuring.

On a GAAP reporting basis, ILEC Segment operating income for the fourth quarter of 2001 was $33.0 million and EBITDA for the fourth quarter of 2001 was $230.6 million, up 89 percent from $122.1 million in the fourth quarter of 2000. However, one-time nonrecurring charges impacting operating income and EBITDA totaled $27.1 million for the fourth quarter of 2001 and $15.8 million for the 2000 quarter. Operating income also reflected accelerated depreciation of $13.2 million in 2001 related to the change in useful lives of certain assets resulting from our restructuring.

On a sequential quarter basis, fourth quarter 2001 revenue increased 0.7 percent from $507.2 million to $510.7 million; access lines decreased 0.4 percent or 9,100 lines to 2,481,400, principally due to the soft business environment in Rochester as well as normal seasonality of winter migration. Average monthly revenue per access line increased 1.2 percent to $68.48.

Competitive   Local  Exchange  Carrier   Segment;   Electric   Lightwave,   Inc.
(NASDAQ:ELIX) ("ELI-CLEC")

2001 revenue from ELI-CLEC totaled $226.6 million compared to $244.0 million for 2000, a decrease of 7 percent. Fourth-quarter revenue for 2001 was $50.3 million compared to $63.0 million in the prior year's fourth quarter, a decrease of 20 percent.

ELI-CLEC operating loss for 2001 was $73.2 million, a $13.3 million increase from the $59.9 million operating loss for 2000. ELI-CLEC EBITDA for 2001 was $5.8 million, a $4.0 million increase over $1.8 million EBITDA for 2000. ELI-CLEC operating income and EBITDA for the fourth quarter and the year ended December 31, 2001 was affected by workforce reductions, restructuring related to exiting certain long-haul markets with an associated expense of $4.2 million and lower-than-anticipated revenue primarily due to a downturn in economic conditions that affected carriers, Internet service providers and related e-businesses; a decline in data services due to the expiration of a material contract; and a decrease in reciprocal compensation.

ELI-CLEC fourth-quarter operating loss for 2001 was $19.8 million, a $7.0 million increase from the $12.8 million operating loss for 2000. ELI-CLEC fourth-quarter 2001 EBITDA was $.6 million, a $4.5 million decrease from $5.1 million EBITDA for the 2000 fourth quarter.

ELI-CLEC's Class A Common Stock is currently traded on the Nasdaq National Market System, but the stock does not meet minimum bid price and market value of public float requirements for continued listing. If the stock is unable to regain compliance by May 15, 2002, the stock could be subject to delisting at that time.

Public Services Segment

The gas and electric segments accounted for $639.5 million of 2001 consolidated revenue, compared to $597.8 million in 2000.

The year-end results include $83.3 million in operating income from the company's Public Services operations, compared to $23.5 million for the same period in 2000.

The year-end results include $90.3 million in EBITDA from the company's Public Services operations, compared to $71.4 million for the same period in 2000.

In the fourth-quarter of 2001, the gas and electric segments accounted for $105.0 million of consolidated revenue, compared to $157.2 million in 2000. The decrease is primarily due to the sale of Louisiana Gas, the largest of Citizens' four gas divisions, on July 2, 2001, for $363.4 million, resulting in a pre-tax gain of $139.3 million.

Fourth-quarter 2001 operating income includes $12.4 million in operating income from the company's Public Services operations, compared to a 2000 fourth-quarter operating loss for Public Services of $21.7 million.

Fourth-quarter 2001 EBITDA includes $12.9 million in EBITDA from the company's Public Services operations, compared to a 2000 fourth-quarter EBITDA loss for Public Services of $12.8 million.

Discussion

Citizens is monitoring the bankruptcy proceedings of Global Crossing Ltd. and its affiliates to determine the effect on Citizens' operations and financial position. Citizens purchased its Frontier local exchange telephone business from Global Crossing in June 2001 for $3.37 billion, subject to final purchase price adjustment. Citizens is integrating the Frontier telephone business with Citizens' other telecommunications operations and has ongoing commercial relationships with Global Crossing affiliates. Citizens will reserve approximately $30 million to reflect its best estimate of the net realizable value of receivables incurred from these commercial relationships during 2001 and up to the date of the bankruptcy filing in 2002. Citizens recorded a write down of such receivables in the amount of $21.2 million for the fourth quarter of 2001, with the remainder recorded in the first quarter of 2002 for receivables generated after December 31, 2001 and prior to the Global Crossing bankruptcy filing on January 28, 2002.

On February 13, 2002, Citizens Communications announced that it would recognize a $79 million write down in its year ended December 31, 2001, financial statements on its holdings of 3,059,000 shares of Class A Common Stock of Adelphia Communications Corp. This non-cash charge does not impact the carrying value of these securities, which were stated at current market values on prior balance sheets. This charge reflects a decline in current trading values that have persisted for more than a six-month period. Citizens has previously reported this decline as an item of comprehensive loss in the equity section of its balance sheets. Citizens continues to hold the Adelphia shares.

Beginning in the third quarter of 2001, Citizens' ILEC Segment operations no longer met the criteria for application of FAS No. 71. We recorded a non-cash extraordinary charge of $43.6 million net of tax in our income statement to write off regulatory assets and liabilities recorded on our balance sheet in the past.

As previously announced, we completed the sale of our water and wastewater treatment operations on January 15, 2002, for $855.7 million in cash and $123.8 million in assumed debt and other liabilities. The pre-tax gain on this disposition, which will be reflected in the results of operations for the first quarter of 2002, is estimated to be $303.6 million. On November 11, 2001, Citizens Communications completed the sale of its Colorado gas division to Kinder Morgan for $8.9 million in cash. Citizens continues to pursue the disposition of its remaining utility assets.

Restructuring expense for the ILEC Segment for the year and quarter ended December 31, 2001 is $15.1 million and $2.1 million, respectively. This expense relates to Citizens' previously announced plans to close its operations support center in Plano, Texas and its Sacramento call center. The expense primarily consists of severance, benefits, retention, early lease termination costs and other planning and communication costs. We expect to incur additional costs of approximately $1.4 million through the second quarter of 2002.

Guidance

Guidance for 2002 for the company's ILEC Segment and ELI-CLEC Segment is reaffirmed as follows: Guidance for the ILEC Segment is revenue of $2.1 billion; adjusted EBITDA (operating income plus depreciation and amortization), before restructuring expenses of $1.09 billion; capital expenditures of $437.5 million; interest expense of $420.0 million; and free cash flow of $232.5 million, excluding purchase of leased assets.

About Citizens Communications

Citizens Communications serves 2.5 million access lines in 24 states. Citizens owns 85 percent of Electric Lightwave, Inc. (NASDAQ:ELIX), a facilities-based, integrated communications provider that offers a broad range of services to telecommunications-intensive businesses throughout the United States.

This document contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These and all forward-looking statements (including oral representations) are only predictions or statements of current plans that are constantly under review by the company. All forward-looking statements may differ from actual results because of, but not limited to, changes in the local and overall economy, changes in market conditions for debt and equity securities, the nature and pace of technological changes, the number and effectiveness of competitors in the company's markets, success in overall strategy, changes in legal or regulatory policy, changes in legislation, the company's ability to identify future markets and successfully expand existing ones, the mix of products and services offered in the company's target markets, the effects of acquisitions and dispositions and the ability to effectively integrate businesses acquired. These important factors should be considered in evaluating any statement contained herein and/or made by the company or on its behalf. The foregoing information should be read in conjunction with the company's filings with the U.S. Securities and Exchange Commission including, but not limited to, reports on Forms 10-K and 10-Q. The company does not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

TABLES TO FOLLOW


                         Citizens Communications Company
                           Consolidated Financial Data
                                   (unaudited)

                                                         For the quarter ended           For the year ended
                                                             December 31,                   December 31,
                                                         ---------------------         ------------------------
                                                                                 %                                 %
(Amounts in thousands - except per-share amounts)           2001      2000     Change      2001         2000     Change
                                                         ----------------------------- --------------------------------
Income Statement Data
Continuing operations  (1)
  Revenue                                                 $ 665,849  $ 482,339     38%  $ 2,456,993  $ 1,802,358     36%
  Cost of services                                          122,271    142,834    -14%      599,378      481,673     24%
  Depreciation and amortization                             218,602    109,124    100%      632,336      387,607     63%
  Other operating expenses                                  267,358    208,570     28%      930,330      771,997     21%
  Restructuring expenses (2)                                  6,325       (649)      -       19,327         (649)      -
  Write-down of Global Crossing receivables (2)              21,200          -    100%       21,200            -    100%
  Acquisition assimilation expenses                           3,715     15,799    -76%       21,380       39,929    -46%
  Operating income                                           26,378      6,661    296%      233,042      121,801     91%
  Investment and other income (loss), net (3)               (82,036)   (11,563)      -      (65,541)      15,572       -
  Gain on sale of assets                                          -          -       -      139,304            -    100%
  Interest expense                                          121,293     58,467    107%      379,326      187,366    102%
  Income tax expense (benefit)                              (63,988)   (21,228)  -201%      (14,805)     (16,132)     8%
  Convertible preferred dividends                             1,552      1,552       -        6,210        6,210       -
  Income (loss) from continuing operations                 (114,515)   (43,693)  -162%      (63,926)     (40,071)   -60%
Income from discontinued operations, net of tax               6,200      3,495     77%       17,875       11,677     53%
Extraordinary expense - discontinuation of Statement
   of Financial Accounting Standards No. 71, net of tax           -          -       -       43,631            -    100%
Net income (loss)                                          (108,315)   (40,198)  -169%      (89,682)     (28,394)  -216%
  Carrying costs of equity forward contracts                      -          -       -      (13,650)           -    100%
Available to common shareholders                           (108,315)   (40,198)  -169%     (103,332)     (28,394)  -264%

EBITDA and Capital Expenditure Data (4)
EBITDA from continuing operations                         $ 244,980  $ 115,785    112%  $   865,378  $   509,408     70%
Capital expenditures from continuing operations             164,009    105,834     55%      463,870      455,700      2%
Capital expenditures from assets held for sale               16,225     21,464    -24%       66,844       80,939    -17%
Total cash capital expenditures                             180,234    127,298     42%      530,714      536,639     -1%

Cash Flow Data
Cash flow - operating activities                          $ 116,936  $  36,541    220%  $   520,379  $   299,503     74%
Cash flow - investing activities                           (191,829)  (268,546)    29%   (3,650,250)  (1,273,711)  -187%
Cash flow - financing activities                             49,736    245,622    -80%    3,141,389    1,017,434    209%
Cash flow - discontinued operations                          43,902    (28,541)   254%       14,926      (49,328)   130%

Balance Sheet Data
Cash and investments                                                                    $   357,077  $   284,445     26%
Total assets                                                                             10,553,600    6,955,006     52%
Net plant (continuing operations)                                                         4,512,038    3,520,712     28%
Assets held for sale                                                                      1,107,937    1,282,152    -14%
Assets of discontinued operations                                                           746,791      717,602      4%

Long-term debt (continuing operations)                                                    5,994,906    3,062,289     96%
  Less: Equity units                                                                        460,000            -    100%
  Less: Cash and short-term investments                                                     215,869       70,086    208%
                                                                                        ------------------------
Net debt                                                                                  5,319,037    2,992,203     78%
                                                                                        ========================

Equity                                                                                    1,946,142    1,720,001     13%
Shares of common stock outstanding                                                          281,289      262,661      7%
Weighted average shares outstanding                         279,675    261,295      7%      273,721      260,767      5%

Per-Share Data (5)
Available to common shareholders from continuing
   operations per common share                            $   (0.41) $   (0.17)  -141%  $    (0.28)  $     (0.15)   -87%
Available to common shareholders per common share             (0.39)     (0.15)  -160%       (0.38)        (0.11)  -245%
Book value per share                                                                          7.11          6.60      8%

Other Financial Data
Long-term debt to long-term debt and equity                                                   75%           64%
Common equity market capitalization (in billions)                                       $     3.00   $      3.45
Equity market capitalization (in billions)                                              $     3.18   $      3.66
Market capitalization (in billions)  (6)                                                $     9.21   $      6.48

(1) Includes our Incumbent Local Exchange Carrier (ILEC), Electric Lightwave, Inc. (ELI), (our Competitive Local Exchange Carrier) and our natural gas and electric businesses. The natural gas and electric businesses are presented in continuing operations in the selected income statement data and as assets held for sale in the balance sheet data. We report our water and wastewater businesses as discontinued operations.
     Continuing operations reflect the elimination of intercompany transactions (see segment footnote in the SEC Form 10-K).

(2) Represents the write-down of the net realizable value of Global Crossing receivables as a result of Global's filing for bankruptcy. See footnote 21 in the SEC Form 10-K. See footnote 14 in the SEC 10-K Form for an explanation of restructuring expenses.
(3)  Includes $12,222 of minority interest for the year ended 12/31/2000.
(4) EBITDA is operating income plus depreciation and amortization. EBITDA is a measure commonly used to analyze companies on the basis of operating performance. It is not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of performance nor an alternative to cash flow as a measure of liquidity and may not be comparable to similarly titled measures of other companies (see segment footnote in the SEC Form 10-K).
(5)  Calculated based on weighted average shares outstanding.
(6)  Equity market capitalization plus long-term debt.


                         Citizens Communications Company
                     Financial and Operating Data by Service

                                                              For the quarter ended                  For the year ended
                                                                  December 31,                          December 31,
                                                            --------------------------            --------------------------
                                                                                          %                                    %
(Dollars in thousands, except operating data)                   2001         2000      Change         2001         2000      Change
                                                            -----------------------------------   ---------------------------------
ILEC

Select Income Statement Data
Revenue
     Network access services                                   $ 193,092    $ 121,384      59%      $   654,641  $  451,402     45%
     Local network services                                      191,860       95,321     101%          582,662     326,878     78%
     Long distance and data services                              73,130       31,258     134%          208,274     106,662     95%
     Directory services                                           25,433       10,125     151%           72,375      37,424     93%
     Other                                                        27,203        5,180     425%           76,101      41,377     84%
Total revenue                                                    510,718      263,268      94%        1,594,053     963,743     65%
     Network access expense                                       48,414       15,688     209%          129,408      67,060     93%
     Depreciation and amortization                               197,570       80,623     145%          545,273     276,250     97%
     Other operating expenses                                    204,674      110,732      85%          640,688     423,616     51%
     Restructuring expenses (1)                                    2,146       (1,008)    313%           15,148      (1,008)  1603%
     Write-down of Global Crossing receivables (2)                21,200            -     100%           21,200           -    100%
     Acquisition assimilation expenses (3)                         3,715       15,799     -76%           21,380      39,929    -46%
Total expense                                                    477,719      221,834     115%        1,373,097     805,847     70%
Operating income                                                  32,999       41,434     -20%          220,956     157,896     40%

EBITDA and Capital Expenditure Data
     EBITDA (4)                                                $ 230,569    $ 122,057      89%      $   766,229  $  434,146     76%
     EBITDA margin (5)                                               45%          46%        -              48%         45%       -
     Cash capital expenditures                                   152,509       85,106      79%          408,464     345,395     18%

Balance Sheet Data
     Total assets                                                                                   $ 7,072,288  $3,558,562     99%
     Net plant                                                                                        3,633,967   2,593,746     40%

Operating Data
     Access lines:
       Embedded properties excluding acquisitions                                                     1,386,400   1,371,200      1%
       Acquired properties                                                                            1,095,000           -    100%
       Total access lines                                                                             2,481,400   1,371,200     81%
     Switched access minutes of use (in millions) (6)
       Excluding acquisitions                                      1,877        1,598      17%            7,501       5,755     30%
       Acquisitions                                                1,206            -     100%            2,436           -    100%
       Total MOU                                                   3,083        1,598      93%            9,937       5,755     73%
     Employees                                                                                            7,920       4,212     88%

(1)  Represents  expenses  associated  with  our plan to  close  our  operations support  center in Plano,  Texas by April 2002.  See footnote 14 in the SEC
     10-K Form for an explanation of restructuring expenses.
(2)  Represents the write-down of the net  realizable  value of Global  Crossing receivables as a result of Global's filing for bankruptcy.  See footnote 21 in the SEC 10-K Form for an explanation.
(3)  Represents expenses associated with the completed and pending acquisitions.
(4)  EBITDA is operating income plus depreciation and amortization.  EBITDA is a measure  commonly  used to  analyze  companies  on the  basis of  operating performance.  It is not a measure of financial  performance under generally
     accepted  accounting   principles  and  should  not  be  considered  as  an
     alternative to net income as a measure of performance nor an alternative to cash flow as a measure of liquidity  and may not be comparable to similarly titled  measures of other  companies (see segment  footnote in the SEC Form
     10-K).
(5)  EBITDA divided by total revenue.
(6)  Acquisitions represent minutes of use from entities acquired after December
     31, 2000.


                         Citizens Communications Company
                     Financial and Operating Data by Service


                                                    For the quarter ended               For the year ended
                                                         December 31,                      December 31,
                                                   -------------------------         ---------------------------
                                                                               %                                  %
(Dollars in thousands, except operating data)           2001        2000     Change      2001         2000      Change
                                                   --------------------------------- -----------------------------------
Electric Lightwave, Inc.

Select Income Statement Data
Revenue
     Network services                                  $ 23,372    $ 22,633     3%    $  101,338     $  77,437     31%
     Local telephone services                            15,177      23,231   -35%        73,291        98,643    -26%
     Long distance services                               2,980       3,728   -20%        12,294        16,318    -25%
     Data services                                        8,790      13,377   -34%        39,717        51,579    -23%
Total revenue                                            50,319      62,969   -20%       226,640       243,977     -7%
     Network access expense                              16,596      17,294    -4%        67,610        74,105     -9%
     Restructuring expense                                4,179         359  1064%         4,179           359   1064%
Gross margin                                             29,544      45,316   -35%       154,851       169,513     -9%
     Depreciation and amortization                       20,375      17,882    14%        79,022        61,663     28%
     Other operating expenses                            28,949      40,203   -28%       149,022       167,726    -11%
Total expense                                            70,099      75,738    -7%       299,833       303,853     -1%
Operating loss                                          (19,780)    (12,769)  -55%       (73,193)      (59,876)   -22%

EBITDA and Capital Expenditure Data
     EBITDA (1)                                        $    595    $  5,113   -88%    $    5,829     $   1,787    226%
     Cash capital expenditures  (2)                      10,683      15,817   -32%        54,589       108,909    -50%

Balance Sheet Data
     Total assets                                                                     $  902,348     $ 949,774     -5%
     Gross plant                                                                       1,037,349       978,327      6%

Operating Data
     Access Line Equivalents                                                             148,787       200,231    -26%
     Route miles                                                                           6,754         5,924     14%
     Fiber miles                                                                         354,083       297,284     19%
     Customers                                                                             2,243         2,246      0%
     Buildings connected                                                                     859           851      1%
     Employees                                                                               823         1,161    -29%
     Revenue per employee                              $ 61,141    $ 54,237    13%    $  275,383     $ 210,144     31%

(1) EBITDA is operating income plus depreciation and amortization. EBITDA is a measure commonly used to analyze companies on the basis of operating performance. It is not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of performance nor an alternative to cash flow as a measure of liquidity and may not be comparable to similarly titled measures of other companies (see segment footnote in the SEC Form 10-K).
(2)  Excludes capitalized leases.

                         Citizens Communications Company
                     Financial and Operating Data by Service

                                                For the quarter ended              For the year ended
                                                    December 31,                      December 31,
                                               ------------------------         -------------------------
                                                                          %                                 %
(Dollars in thousands, except operating data)     2001        2000      Change      2001        2000     Change
                                               ------------------------------------------------------------------
Gas Sector (1)

Select Income Statement Data
Revenue
     Residential distribution                     $ 19,762   $  44,391    -55%     $ 195,620   $ 161,925     21%
     Commercial distribution                        24,038      27,810    -14%       137,310     121,890     13%
     Industrial distribution                         5,674      21,106    -73%        65,914      63,060      5%
     Total distribution                             49,474      93,307    -47%       398,844     346,875     15%
     Other                                           1,673      10,692    -84%        12,690      27,876    -54%
Total revenue                                       51,147     103,999    -51%       411,534     374,751     10%
     Gas purchased                                  29,996      81,300    -63%       282,061     229,538     23%
Gross margin                                        21,151      22,699     -7%       129,473     145,213    -11%
     Depreciation and amortization (2)                 152         153     -1%           609      19,228    -97%
     Other operating expenses                       15,296      38,438    -60%        80,948     117,717    -31%
Total expense                                       45,444     119,891    -62%       363,618     366,483     -1%
Operating income                                     5,703     (15,892)      -        47,916       8,268    480%

EBITDA and Capital Expenditure Data
     EBITDA (3)                                   $  5,855   $ (15,739)      -     $  48,525   $  27,496     76%
     Cash capital expenditures                       7,949      15,413    -48%        34,138      51,457    -34%

Balance Sheet Data
     Assets held for sale                                                          $ 441,654   $ 667,651    -34%
     Net plant                                                                       354,991     531,885    -33%

Operating Data
     Customers                                                                       188,800     473,527    -60%
     Employees                                                                           492       1,021    -52%
     Customers per employee                                                              384         464    -17%
     Gross margin (net revenue) per employee      $ 42,990   $  22,232     93%     $ 263,157   $ 142,226     85%
     Billion Cubic Feet of gas throughput (BCF)        5.4        22.8    -76%          46.1        73.7    -37%


(1) Our Louisiana and Colorado gas operations were disposed of by sale on July 2, 2001 and November 30, 2001, respectively. The sale of these operations affects comparability of data presented.
(2) Our gas operations are reported as "held for sale". Accordingly, we ceased to record depreciation expense effective October 1, 2000.
(3) EBITDA is operating income plus depreciation and amortization. EBITDA is a measure commonly used to analyze companies on the basis of operating performance. It is not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of performance nor an alternative to cash flow as a measure of liquidity and may not be comparable to similarly titled measures of other companies (see segment footnote in the SEC Form 10-K).

                         Citizens Communications Company
                     Financial and Operating Data by Service

                                                    For the quarter ended                For the year ended
                                                         December 31,                       December 31,
                                                   -------------------------          -------------------------
                                                                               %                                  %
(Dollars in thousands, except operating data)          2001        2000      Change      2001         2000     Change
                                                   ---------------------------------- ---------------------------------
Electric Sector

Select Income Statement Data
Revenue
     Residential distribution                          $ 22,533    $ 21,037       7%   $   96,888   $  106,842     -9%
     Commercial distribution                             15,563      17,316     -10%       65,688       62,521      5%
     Industrial distribution                              7,112      14,512     -51%       45,054       47,269     -5%
     Total distribution                                  45,208      52,865     -14%      207,630      216,632     -4%
     Other                                                8,693         327    2558%       20,385        6,440    217%
Total revenue                                            53,901      53,192       1%      228,015      223,072      2%
     Electric energy and fuel oil purchased              27,419      29,450      -7%      123,223      113,965      8%
Gross margin                                             26,482      23,742      12%      104,792      109,107     -4%
     Depreciation and amortization (1)                      299       8,822     -97%        6,434       28,629    -78%
     Other operating expenses                            19,455      20,767      -6%       63,023       65,252     -3%
Total expense                                            47,173      59,039     -20%      192,680      207,846     -7%
Operating income                                          6,728      (5,847)       -       35,335       15,226    132%

EBITDA and Capital Expenditure Data
     EBITDA (2)                                        $  7,027    $  2,975     136%   $   41,769   $   43,855     -5%
     Cash capital expenditures                            8,276       6,051      37%       32,706       29,482     11%

Balance Sheet Data
     Assets held for sale                                                              $  666,283   $  544,656     22%
     Net plant                                                                            450,662      421,443      7%

Operating Data
     Customers                                                                            128,432      123,562      4%
     Employees                                                                                337          332      2%
     Customers per employee                                                                   381          372      2%
     Gross margin (net revenue) per employee           $ 78,582    $ 71,512      10%   $  310,955   $  328,636     -5%
     Megawatt hours sold                                468,487     466,396       0%    1,988,732    1,943,370      2%
     Megawatt hours generated                            99,920      95,062       5%      415,690      391,216      6%
     Megawatt hours purchased                           391,096     391,342       0%    1,725,884    1,719,308      0%

(1) Our electric operations are reported as "held for sale". Accordingly, we ceased to record depreciation expense effective January 1, 2001.
(2) EBITDA is operating income plus depreciation and amortization. EBITDA is a measure commonly used to analyze companies on the basis of operating performance. It is not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of performance nor an alternative to cash flow as a measure of liquidity and may not be comparable to similarly titled measures of other companies (see segment footnote in the SEC form 10-K).